SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-25188


                             Washington Mutual, Inc.
             (Exact name of registrant as specified in its charter)


           1201 Third Avenue, Seattle, Washington 98101 (206) 461-2000
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                        (Address, including zip code, and
                    telephone number, including area code, of registrant's principal executive offices)


       $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D
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            (Title of each class of securities covered by this Form)


    Common Stock, 9.12% Noncumulative Perpetual Preferred Stock, Series C and
             7.60% Noncumulative Perpetual Preferred Stock, Series E

                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |X|            Rule 12h-3(b)(1)(ii)      |_|
Rule 12g-4(a)(1)(ii)      |_|            Rule 12h-3(b)(2)(i)       |_|
Rule 12g-4(a)(2)(i)       |_|            Rule 12h-3(b)(2)(ii)      |_|
Rule 12g-4(a)(2)(ii)      |_|            Rule 15d-6                |_|
Rule 12h-3(b)(1)(i)       |X|

Approximate number of holders of record as of the certification or notice date:

None

Pursuant to the requirements of the Securities Exchange Act of 1934, Washington Mutual, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          WASHINGTON MUTUAL, INC.


DATE: December 31, 1996                  /s/ Marc R. Kittner
                                         Marc R. Kittner, Senior Vice President